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                                                                      EXHIBIT 12

                                PULTE HOMES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                    YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------------------------------
                                                                   2005           2004         2003          2002       2001(a)
                                                               ------------   -----------   -----------   ----------   ---------
Earnings:

Income from continuing operations before taxes..............   $  2,277,014   $ 1,592,324   $   994,008   $  722,686   $ 493,545
Add:
Fixed Charges...............................................        274,156       231,252       202,716      185,372     137,982
Amortization of Capitalized Interest........................        179,585       133,049        78,708       48,697      36,006
Subtract:
Capitalized Interest........................................       (185,792)     (156,056)     (136,308)    (123,086)    (80,399)
Distributions in excess (less than) earnings of affiliates..         10,670       (21,625)      (36,186)      (7,716)    (13,546)
                                                               ------------   -----------   -----------   ----------   ---------
Income as adjusted..........................................   $  2,555,633   $ 1,778,944   $ 1,102,938   $  825,953   $ 573,588
                                                               ------------   -----------   -----------   ----------   ---------

Fixed Charges:

Interest expensed and capitalized...........................        250,026       212,418       186,339      169,255     125,949
Portion of rents representative of interest factor..........         24,130        18,834        16,377       16,117      12,033
                                                               ------------   -----------   -----------   ----------   ---------
Fixed charges...............................................   $    274,156   $   231,252   $   202,716   $  185,372   $ 137,982
                                                               ============   -----------   -----------   ----------   ---------

Ratio of earnings to fixed charges (b), (c).................           9.32          7.69          5.44         4.46        4.16
                                                               ============   ===========   ===========   ==========   =========

Note: The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, Mexico homebuilding operations, and Argentina operations, which have been excluded. Fixed charges include interest incurred and a portion of rent expense, which represents the estimated interest factor and amortization of debt expense.

(a) Calculations for 2001 include the operations of Del Webb Corporation since July 31, 2001, the date on which our merger with Del Webb Corporation closed.

(b) In January 2005, the Company sold all of its Argentina operations. For all periods reported, the Argentina operations have been presented as discontinued operations (see Note 3 of our Consolidated Financial Statements).

(c) In December 2005, the Company sold substantially all of its Mexico homebuilding operations. For all periods reported, the Mexico homebuilding operations have been presented as discontinued operations (see Note 3 of our Consolidated Financial Statements).